                       Securities and Exchange Commission
                              Washington, DC 20549





                                    FORM 8-K

                                 Current Report





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





        Date of Report (Date of earliest event reported) - January 4, 1996




                         Minnesota Power & Light Company

                             A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                             30 West Superior Street
                             Duluth, Minnesota 55802
                           Telephone - (218) 722-2641

Item 5.  Other Events.

         On January 4, 1996, the Florida Public Service Commission (FPSC) voted 4-1 to permit Southern States Utilities (SSU), a wholly-owned subsidiary of Minnesota Power & Light Company, to implement an interim rate increase which would result, on an annualized basis, in an increase of $7.9 million in authorized revenue over revenue from rates currently in effect. SSU expects the interim rates to be effective by February 1, 1996. The revenue increase represents 94 percent of the amount required by SSU based on a 1994 historical test year.

         SSU originally requested interim rates in an annualized amount of approximately $12 million based on a 1995 forward-looking test year. However, by order dated November 1, 1995, the FPSC denied the original request for two reasons: (i) it was based on system-wide rates (which were deemed improper by a court order subsequent to SSU's original filing), and (ii) the FPSC had not yet formulated a policy as to what types of investments and expenses could properly be included in a forward-looking interim test year.

         This interim rate action is taken in connection with SSU's request for an $18 million final revenue increase filed August 2, 1995. Final rates are anticipated to become effective in the fourth quarter of 1996.

                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                              Minnesota Power & Light Company
                                              -------------------------------
                                                      (Registrant)





January 8, 1996                                        D.G. Gartzke
                                              -------------------------------
                                                       D.G. Gartzke
                                              Senior Vice President - Finance
                                                and Chief Financial Officer


                                      -2-